BRANDYWINE REALTY TRUST
RESTRICTED STOCK UNIT AWARD AGREEMENT
(with outperformance feature)
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the attached Award Certificate (the “Award Certificate”) is made pursuant to the Brandywine Realty Trust 2023 Long-Term Incentive Plan (the “Plan”) by and between Brandywine Realty Trust (the “Company”) and the individual named on the Award Certificate (the “Participant”). The Award Certificate is included with and made part of this Agreement. In this Agreement and the Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Achievement Percentage” means the “Percentage of Component Earned” specified with respect to the target, above target and maximum levels for each Performance Component on the Award Certificate, or a percentage determined using linear interpolation if actual performance falls between any two specific levels. In the event that actual performance does not meet the target level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.
(b)“Deferred Compensation Plan” means the Brandywine Realty Trust Executive Deferred Compensation Plan, as in effect from time to time.
(c)“Double Trigger Termination” means a Company-initiated termination of the Participant’s employment without Cause, or the Participant’s resignation with Good Reason, in either case during the one-year period following a Change in Control.
(d)“Good Reason” means the occurrence of any of the following after a Change in Control: (i) a decrease in the Participant’s annual base salary in effect at the date of the Change in Control; (ii) a material decrease in the Participant’s annual bonus opportunity in effect at the date of the Change in Control; (iii) a material diminution in the Participant’s title, authority, duties, or responsibilities in effect at the date of the Change in Control; or (iv) a relocation of the Participant’s principal place of work to a location more than thirty (30) miles from the location at the date of the Change in Control; provided, however, that the foregoing events or conditions will only constitute Good Reason if the Participant provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and the Participant resigns his or her employment within thirty (30) days following the expiration of that cure period.
(e)“Outperformance Modifier” means the percentage set forth on the Award Certificate, which represents the number of additional RSUs that may potentially be earned under the outperformance element of this Award as a percentage of the Target Award Amount.
(f)“Performance Components” means the performance criteria applicable to the Award, as set forth on the Award Certificate.

(g)“Performance Period” means the three-year period beginning January 1, 2026 and ending December 31, 2028; provided that, for purposes of Section 4(c), Performance Period will also include an abbreviated performance period, if applicable under Section 4(d).
(h)“Qualifying Termination” means (i) a Termination of Employment after the Participant has become Retirement Eligible (unless Cause then exists), (ii) a Company-initiated Termination of Employment due to the Participant’s Disability, or (iii) a Termination of Employment due to the Participant’s death.
(i)“Relative Weighting” means, in respect of any Performance Component, the “Relative Weighting” set forth for such Performance Component on the Award Certificate.
(j)“Retirement Eligible” means the Participant has attained at least age fifty seven (57) and completed at least fifteen (15) years of continuous full-time service with the Company.
(k)“RSUs” means Restricted Stock Units granted hereunder.
(l)“Section 409A” means Section 409A of the Code, including the regulations and guidance promulgated thereunder.
(m)“Target Award Amount” means, in respect of the Award, the “Target Award Amount” set forth on the Award Certificate.
(n)“Termination Date” means the effective date of a Termination of Employment for any reason.
(o)“Termination of Employment” means a “separation from service” of the Participant within the meaning of Treasury Regulation §1.409A-1(h) (or any successor regulation).
2.Award Elements. This Award is composed of two elements, a “basic” element and an “outperformance” element. The “basic” element consists of a number of RSUs equal to 100% of the Target Award Amount, which RSUs are subject to service-based vesting conditions as set forth in Section 3. The “outperformance” element consists of a number of additional RSUs (ranging from zero to the Target Award Amount multiplied by the Outperformance Modifier) that may be earned pursuant to Section 4(a) and, if earned, will be subject to service-based vesting conditions as set forth in Section 4(b).
3.Basic Element.
(A)Vesting. Provided the Participant remains in continuous service with the Company through the applicable date or event:
(i)A number of RSUs equal to one-third (1/3) of the Target Award Amount shall become vested on April 15th of each of the first three calendar years beginning after the Effective Date;
(ii)In the event of the Participant’s death or a Company-initiated Termination of Employment due to the Participant’s Disability, any RSUs that are subject to vesting under Section 3(a)(i) above, but not yet otherwise vested, will then become vested; provided that the accelerated vesting of RSUs under this Section 3(a)(ii) as a result of a Termination of Employment due to Disability will be conditioned on the Participant’s execution of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company, and on such release becoming irrevocable within 45 days after the Participant’s Termination Date. If the Participant fails to timely satisfy this release requirement, all RSUs otherwise vesting under this Section 3(a)(ii) as a result of such termination will be forfeited, and the Participant will have no further rights with respect thereto;
(iii)Upon the Participant becoming Retirement Eligible, any RSUs that are subject to vesting under Section 3(a)(i) above, but not yet otherwise vested, will then become vested; and
(iv)Upon a Double Trigger Termination, any RSUs that are subject to vesting under Section 3(a)(i) above, but not yet otherwise vested, will then become vested; provided that the Participant executes a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and that release becomes irrevocable within 45 days after such termination. If the Participant fails to timely satisfy this release requirement, all RSUs otherwise vesting under this Section 3(a)(iv) shall be forfeited, and the Participant will have no further rights with respect thereto.
(v)Upon the Participant’s termination of employment with the Company, the Participant will forfeit all RSUs subject to vesting under this Section 3 (and all rights with respect thereto) that have not become vested as of or prior to such termination. In addition, if the termination is for Cause, all RSUs subject to this Section 3 (whether or not then vested) and any Shares underlying RSUs that have not yet been issued to the Participant shall then be automatically forfeited.
(B)Delivery. Subject to any delay required by Section 5(i) (regarding Section 409A), Shares will become deliverable in respect of RSUs vesting under Section 3(a) as follows:
(i)In the case of RSUs vesting under Section 3(a)(i) or 3(a)(ii) (i.e., scheduled vesting dates, termination due to death or Disability), one Share shall be delivered in respect of each RSU then vesting, within 60 days of the applicable vesting date or event;
(ii)In the case of RSUs vesting under Section 3(a)(iii) (i.e., Retirement Eligibility), one Share shall be delivered in respect of each RSU then vesting within 60 days of the earlier of (A) the date such Share would have otherwise been deliverable under Section 3(a)(i) (i.e., the applicable scheduled vesting date), or (B) the Participant’s Termination Date; provided that the delivery of any Share under this Section upon or following the Participant’s Termination Date will be conditioned on the Participant’s execution of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company, and on such release becoming irrevocable within 45 days after the Participant’s Termination Date. If the Participant fails to timely satisfy this release requirement, then notwithstanding any other provision of this Agreement, the RSUs that would otherwise be settled under this paragraph on or after the Participant’s Termination Date will instead be forfeited, and the Participant will have no further rights with respect thereto; and
(iii)In the case of RSUs vesting under Section 3(a)(iv) (i.e., involuntary termination following a Change in Control) one Share shall be delivered in respect of each RSU then vesting within sixty (60) days of Participant’s Termination Date.
(C)Dividend Equivalent Rights. Upon the payment by the Company of any cash dividend or distribution with respect to its Shares, the Participant will then be entitled to an equivalent cash payment equal to the cash dividends or distributions that would then be payable with respect to a number of Shares equal to the number of outstanding RSUs then held by the Participant and subject to this Section 3 (whether or not then vested).
4.Outperformance Element.
(A)Performance Determination. Following the last day of the Performance Period and subject to the Participant’s continued employment through the last day of the Performance Period (except as provided in Section 4(c)(i)(A) or Section 4(d) below), the total number of RSUs earned under this Section 4 shall be calculated by the Committee as follows:
(i)For each Performance Component, the total number of RSUs earned and issuable shall be equal to the product of (w) the Target Award Amount, multiplied by (x) the Outperformance Modifier, multiplied by (y) the Relative Weighting for such Performance Component, multiplied by (z) the Achievement Percentage for such Performance Component. The foregoing calculation shall be made promptly following the end of the Performance Period. In the event that the Company’s actual performance does not meet the target level for a Performance Component, no RSUs shall be earned in respect of that Performance Component.
(ii)The levels of achievement with respect to any Performance Component shall be adjusted from time to time by the Committee as it deems equitable and necessary in light of acquisitions, dispositions and other non-routine and opportunistic expenses, transactions or extraordinary or one-time events that impact the Company’s operations or the measurement of any Performance Component.
(B)Vesting. Subject to Sections 4(c)(i) and 4(c)(ii), the RSUs earned under Section 4(a) shall become vested as follows, subject to the Participant’s continued employment with the Company through the applicable vesting date:
(i)50% of such earned RSUs shall vest on January 1, 2029; and
(ii)50% of such earned RSUs shall vest on January 1, 2030.
(C)Effect of Certain Termination Events.
(i)Death, Disability, Retirement. Notwithstanding the foregoing:
(A)In the event of a Qualifying Termination prior to the completion of the Performance Period, a portion of the RSUs subject to this Section 4 may be earned, with the actual number of earned RSUs determined based on actual performance through the end of the Performance Period. The number of earned RSUs calculated in accordance with this Section 4(c)(i)(A) will be pro-rated based on the number of days in the Performance Period completed prior to the Termination Date, and such pro-rated number of earned RSUs under the Award will be deemed vested in full and be settled pursuant to Section 4(f), with the “applicable vesting date” meaning the last day of the Performance Period.
(B)In the event of a Qualifying Termination upon or after the completion of the Performance Period but prior to the last vesting date applicable under Section 4(b), all earned but otherwise unvested RSUs under this Section 4 will become vested in full and will be settled pursuant to Section 4(f), with the “applicable vesting date” meaning the Termination Date.
(C)However, the vesting of any RSUs under this Section 4(c)(i) as a result of a Qualifying Termination described in parts (i) or (ii) of that definition (relating to termination after becoming Retirement Eligible or due to Disability) will be conditioned on the Participant’s execution of a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company, and on such release becoming irrevocable within 45 days after the Participant’s Termination Date. If the Participant fails to timely satisfy this release requirement, all RSUs otherwise vesting or remaining eligible to vest under this Section 4(c)(i) as a result of such termination will be forfeited, and the Participant will have no further rights with respect thereto.
(ii)Double Trigger Termination. In the event of a Double Trigger Termination upon or after the completion of the Performance Period but prior to the last vesting date under Section 4(b), all earned but otherwise unvested RSUs under this Section 4 will become vested in full and will be settled pursuant to Section 4(f), with the “applicable vesting date” meaning the Termination Date; provided the Participant executes a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and that release becomes irrevocable within 45 days after such termination. If the Participant fails to timely satisfy this release requirement, all RSUs otherwise vesting under this paragraph will be forfeited and the Participant will have no further rights with respect thereto.
(iii)Other Terminations. Except as otherwise provided in Section 4(c)(i)(A) above, upon the Participant’s termination of employment with the Company, the Participant will forfeit all RSUs subject to this Section 4 (and all rights with respect thereto) that have not become vested as of or prior to such termination. In addition, if the termination is for Cause, all RSUs subject to this Section 4 (whether or not earned or vested) and any Shares underlying RSUs that have not yet been issued to the Participant shall then be automatically forfeited.
(D)Change in Control. Notwithstanding the foregoing or Section 3(f)(ii)(B) of the Plan, in the event of a Change in Control prior to December 31, 2028, a portion of the RSUs subject to this Section 4 may be earned, with the actual number of earned RSUs determined based on actual performance through the end of the most recently completed fiscal quarter prior to such Change in Control, measured against the Performance Components as adjusted by the Committee in its discretion to reflect the abbreviation of the Performance Period. Such earned RSUs will then remain subject to the service-based vesting conditions set forth in Section 4(b) (subject to accelerated vesting under Section 4(c)(i) or 4(c)(ii) above or Section 3(f)(ii)(A) of the Plan, if applicable).
(E)Dividend Equivalent Rights. Upon the payment by the Company of any cash dividend or distribution with respect to its Shares, the Participant will then be entitled to an equivalent cash payment equal to the cash dividends or distributions that would then be payable with respect to a number of Shares equal to the number of earned RSUs then held by the Participant and subject to this Section 4 (whether or not then vested).
(F)Delivery. Upon the vesting of an earned RSU subject to this Section 4, one Share shall be delivered in respect of each RSU then vesting not later than 60 days following the applicable vesting date (subject to Section 4(g) (regarding Share availability) and to any delay required under Section 5(i) (regarding Section 409A)).
(G)Share Availability. Notwithstanding any other provision of this Agreement or the Award Certificate, Shares will be delivered in respect of earned RSUs subject to this Section 4 only to the extent that Shares then remain available for issuance under the Plan. If the total number of Shares to be delivered as of any applicable vesting date exceeds the number of Shares then available for issuance under the Plan, the available Shares will be allocated ratably among the Participant and the other holders of similar awards then subject to settlement, based on the proportion that each holder’s number of earned RSUs then subject to settlement bears to the aggregate number of all holders’ earned RSUs then subject to settlement. Such ratable allocation of Shares will constitute a full satisfaction of the Participant’s rights in respect of his or her earned RSUs then subject to settlement hereunder.
5.Miscellaneous.
(a)Deferrals. To the extent provided under the Deferred Compensation Plan and timely elected in accordance with Section 409A, the Participant may elect to defer receipt of Shares hereunder (and dividends payable on those Shares following the date they would otherwise have been issued). In the event of such a deferral, the time for Share issuance and dividend payment will be governed by the Deferred Compensation Plan and not this Agreement. However, for avoidance of doubt, dividend equivalent amounts payable under Section 3(c) or 4(e) prior to the date the related Shares are (or absent a deferral election, would have been) issued hereunder may not be deferred and will in any case be paid at the times specified in Section 3(c) or 4(e), as applicable.
(b)Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. This Award is subject to the Plan and the terms and provisions of the Plan are hereby incorporated herein by reference. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.
(c)Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the Award shall be merely that of an unfunded and unsecured promise of the Company to pay the

Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.
(d)No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the Shares delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
(e)No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of this Award (or Shares issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.
(f)No Shareholder Rights. The Participant shall have no rights as a shareholder of the Company, no rights to dividends or distributions (subject to the right to receive dividend equivalent payment as set forth in Section 3(c) or 4(e)) and no voting rights with respect to the RSUs and any Shares underlying or issuable in respect of such RSUs until such Shares are actually issued to and held of record by the Participant.
(g)Tax Withholding.
(i)Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items with respect to this Award (“Tax Related Items”), Participant acknowledges that he or she retains ultimate liability for all Tax Related Items and that the Company: (A) makes no representations or undertakings regarding any Tax Related Item; and (B) does not commit to structure the terms of this Award to minimize Participant’s liability for Tax Related Items.
(ii)Prior to the relevant taxable event, the Participant shall pay or make arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding obligations arising in connection with this Award. In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy any withholding obligations arising in connection with this Award by withholding Shares otherwise issuable hereunder. The Participant shall pay to the Company any amount required to be withheld in connection with this Award that is not satisfied by the previously described method.
(h)Compensation Recovery Policy. In consideration for the grant of this Award, the Participant agrees to be subject to (a) any compensation clawback, recoupment or similar policies of the Company that may be in effect from time to time, whether adopted before or after the date of this Award (including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder), and (b) such other compensation clawbacks as may be required by applicable law ((a) and (b) together, the “Clawback Provisions”). The Participant acknowledges that the Clawback Provisions are not limited in their application to the Award, or to amounts received in connection with the Award.
(i)Other Company Policies. The Participant agrees, in consideration for the grant of this Award, to be subject to any policies of the Company and its Affiliates regarding share ownership, securities trading and hedging or pledging of securities that may be in effect from time to time.
(j)Section 409A Compliance. The Award and the Shares and amounts payable under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participant. The Agreement should be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding any other provision of this Agreement, if the Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. To the extent any payment under this Award is conditioned on the effectiveness of a release of claims and the period the Participant is afforded to consider the release spans two calendar years, payment will be made in the second calendar year. Each payment in any series of installments hereunder will be treated as a separate payment for purposes of Section 409A. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. Notwithstanding any contrary provision of the Plan or this Agreement: (i) the delivery of Shares hereunder may only be accelerated to the extent permitted under Section 409A, and (ii) to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii), Treas. Reg. § 1.409A-2(b)(7)(ii) or any successor provision, the Company may delay the delivery of Shares hereunder if it reasonably determines that such delivery would violate federal securities law or any other applicable law. For avoidance of doubt, if accelerated vesting of an RSU occurs due to application of Section 3(f)(ii)(A) of the Plan, such accelerated vesting will also accelerate settlement of that RSU only if that accelerated settlement will not violate Section 409A.
(k)Affiliate Service. Solely for purposes of the vesting provisions of this Award, service with the Company will be deemed to include service with an Affiliate, but only during the period of such affiliation. Solely for purposes of determining whether the Participant is Retirement Eligible, full-time service with an entity acquired by the Company or an Affiliate will be deemed to constitute full-time service with the Company, provided the Participant was in active service with the acquired entity at the time of the transaction and has continued in service with the Company without interruption since that time.

(l)Fractional Shares. Fractional Shares otherwise issuable hereunder will be rounded down to the nearest whole Share.
(m)Entire Agreement. This Agreement, together with the Plan and Award Certificate, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.
(n)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof.
(o)Electronic Delivery of Documents. The Participant authorizes the Company and its Affiliates to deliver electronically any prospectuses or other documentation related to this Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
(p)Section References. Unless other indicated, section references herein refer to the sections of this Agreement.
(q)* * * * *

BRANDYWINE REALTY TRUST
RESTRICTED STOCK UNIT
AWARD CERTIFICATE
1.Brandywine Realty Trust and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Brandywine Realty Trust Restricted Stock Unit Award Agreement to which it is attached.
2.Subject to the terms of this Award Certificate, the Agreement, and the Plan, the Company hereby grants to the Participant as of the Effective Date, the Award on the terms set forth below:

Participant:	___________________
Effective Date:	February 27, 2026
Target Award Amount:	______ RSUs
Outperformance Modifier:	______%

3.The Performance Components relevant under Section 4 of the Agreement are set forth below:
Performance Component #1: FFO
Performance Period: January 1, 2026 to December 31, 2028
Relative Weighting: 33%
Performance Scale:

FFO		Percentage of Component Earned
Target	$1.85	25%
Above Target	$1.90	50%
Maximum or above	$1.95	100%
(iii)“FFO” means the Company’s cumulative FFO per share for the Performance Period, determined on a fully diluted basis, with FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and interpreted by the Company, but adjusted to exclude (a) funds from operations allocable to unvested restricted share award holders, and (b) the effects of charges related to liability management transactions that result in make-whole/prepayment penalties and/or the accelerated amortization of deferred financing costs. These exceptions include transactions for both wholly-owned and joint venture entities.

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Performance Component #2: Total Capital Market Activity
Performance Period: January 1, 2026 to December 31, 2028
Relative Weighting: 34%
Performance Scale:

Total Capital Market Activity		Percentage of Component Earned
Target	$2,650,000,000	25%
Above target	$2,950,000,000	50%
Maximum or above	$3,250,000,000	100%

(iv)“Total Capital Market Activity” means the sum of the following:
(v)(a) the purchase price of real estate, including land and buildings, acquired by the Company (as defined below) or an unconsolidated subsidiary during the Performance Period (“Purchases”);
(vi)(b) the gross sales price of real estate, including land and buildings, sold by the Company or an unconsolidated subsidiary during the Performance Period (“Sales”);
(vii)(c) the present value of scheduled rental payments that will be made, or received, over the term of any ground lease executed by the Company or an unconsolidated subsidiary during the Performance Period (using a discount rate equal to the Company’s weighted cost of capital at the time of execution of any such ground lease);
(viii)(d) the principal amount of loans made or committed to be made by the Company to third persons, including to unconsolidated subsidiaries, during the Performance Period;
(ix)(e) the amount of equity or debt invested or committed to be invested by the Company in third persons, including in unconsolidated subsidiaries, during the Performance Period;
(x)(f) the budgeted cost of developments and redevelopments commenced by the Company or an unconsolidated subsidiary during the Performance Period (regardless of whether such costs will be funded through debt or equity, including equity funded by a third party partner or member in an unconsolidated subsidiary, or a combination thereof);
(xi)(g) the principal amount of loans made to the Company or an unconsolidated subsidiary, whether secured or unsecured, and bonds issued by the Company, including secured loan extensions greater than 18 months (but excluding (x) acquisition financings of Purchases, (y) construction financing for developments or redevelopments, or (z) advances under lines of credit or revolving credit facilities (other than to the extent that such advance is utilized to refinance an outstanding indebtedness), in each case to avoid duplication) (“Financings”); and

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(xii)(h) repurchases of the Company’s common shares and preferred shares and/or open-market purchases of unsecured bonds (excluding bonds purchased via tender offer or at maturity).
(xiii)In the event that the Company undertakes a Purchase, a Sale or a secured Financing through an unconsolidated subsidiary, then, solely in any such case, the amount credited to Total Capital Market Activity shall be the Company’s pro rata share of the purchase price, sale price or principal amount, as the case may be, determined based on the Company’s ownership interest in the unconsolidated subsidiary without regard to priority entitlements to distributable cash.
(xiv)For purposes of this definition of Total Capital Market Activity: (x) the “Company” means Brandywine Realty Trust and its consolidated subsidiaries; (y) “budgeted cost” for any given development or redevelopment shall be based on the then current budget at the time of measurement of Total Capital Market Activity; and (z) commencement dates of a development or redevelopment shall be determined in a manner consistent with practices used by the Company in its public reporting of developments and redevelopments.

Performance Component #3: Net Debt / EBITDA Ratio
Performance Period: January 1, 2026 to December 31, 2028
Relative Weighting: 33%
Performance Scale:

Net Debt / EBITDA Ratio		Percentage of Component Earned
Target	7.4x	25%
Above Target	7.1x	50%
Maximum or above	6.8x	100%

For this purpose, the “Net Debt / EBITDA Ratio” is the Company’s ratio of net debt to annualized quarterly EBITDA as of December 31, 2028, as reported in (or otherwise calculated in a manner consistent with) the Company’s Supplemental Information Package for the period ending December 31, 2028.

4.Actual performance with respect to each Performance Component will be determined by the Committee in its sole discretion, which determination will generally be made in a manner consistent with the Company’s published disclosures (whether or not filed with the Securities and Exchange Commission), taking into account adjustments contemplated by the terms of the applicable Performance Component.
5.The Award and any RSUs which may be earned under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan and the Agreement. All terms and provisions of the Plan and the Agreement, as the same may be

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amended from time to time, are incorporated and made part of this Award Certificate. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Agreement.
6.This Award Certificate may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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(xv)IN WITNESS WHEREOF, the parties have duly executed this Award Certificate on the respective date(s) below indicated.

BRANDYWINE REALTY TRUST By: ________________________________ Name: Title: Date:	PARTICIPANT ___________________________________ Name: [Name] Date:

[Signature Page to Restricted Stock Unit Award Certificate]

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